UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 2, 2012

SAUER ENERGY, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-53598	26-3261559
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2326 Teller Road, Newbury Park, California	91320
(Address of principal executive offices)	(Zip Code)

(888) 829-8748

Registrant’s telephone number, including area code

NA

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 2, 2012 the Registrant entered into two agreements with St George Investments LLC, an Illinois limited liability company (“SGILLC”).

The first agreement was an amendment (the “Amendment”) to the Asset Purchase Agreement, dated as of May 11, 2012, to acquire certain assets (the “Acquired Assets”) formerly owned by Helix Wind, Inc., a Nevada corporation (“Helix”) that was described in and filed as an exhibit to a Current Report on Form 8-K filed May, 17, 2012.  The Amendment suspended certain anti-dilution protections held by SGILLC for a period commencing on August 2, 2012 and ending on the latter of April 30, 2013 or, if the registration statement described below becomes effective, then when the Registrant has received $5,000,000 under Purchase Agreement defined below.  In consideration of SGILLC granting the concessions in the Amendment, SGILLC was granted 2,000,000 shares of the Registrant’s common stock.

The second agreement was a purchase Agreement (the “Purchase Agreement”) which requires the Issuer to file a registration statement for its common stock and, subject to various limitations set forth in the Purchase Agreement, requires SGILLC to purchase up to $5,000,000 worth of the Issuer’s common stock at a price equal to 94% of the market price for the Issuer’s common stock with limitations on the price at which SGILLC may sell the Registrant’s stock.  The Purchase Agreement requires the Registrant to register the resale of the shares to be purchased thereunder under the Securities Act of 1933, as amended, on Form S-1 at its expense and provides for significant penalties if the registration process is not completed in a timely manner.

Copies of the two agreements are filed as exhibits hereto and the reader is referred to such exhibits for a full discussion of the terms and conditions of the agreements.

Item 9.01   Financial Statements and Exhibits

Financial Information

None

Exhibits:

10.1

First Amendment toAsset Purchase Agreement, dated as of August 2, 2012, by and between St George Investments LLC and Sauer Energy, Inc.

10.2

Purchase Agreement, dated as of August 2, 2012, by and between St George Investments LLC and Sauer Energy, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sauer Energy, Inc.
August 16, 2012	By: /s/ Dieter R. Sauer, Jr.
Dieter R. Sauer, Jr. Director and President